Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998 and No. 333-161988 on Form S-8 and in Registration Statement No. 333-162991 on Form S-3 of Schweitzer-Mauduit International, Inc. of our reports, relating to the consolidated financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in presentation of comprehensive income) and the effectiveness of internal control over financial reporting, dated February 24, 2012, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

February 24, 2012
Atlanta, Georgia